CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectuses and "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment No. 69 to the Registration Statement (Form N-1A Nos. 33-48926 and 811-06718) of our reports dated September 24, 2020 on the financial statements and financial highlights of BNY Mellon Short Term Income Fund and BNY Mellon Inflation Adjusted Securities Fund (two of the funds constituting BNY Mellon Investment Grade Funds, Inc.) (each, a “Fund”) included in the Funds’ annual report for the fiscal year ended July 31, 2020.

New York, New York

November 30, 2020